Exhibit 10.20

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the sixteenth (16th) day of August, 2012 (the “Effective Date”), by and between WCI Communities Management, LLC, a Delaware limited liability company (the “Employer”), its parent WCI Communities, Inc., a Delaware corporation (“Parent”), WCI Communities, LLC, a Delaware limited liability company (collectively with the Employer and Parent, the “Company”) and Vivien Hastings (the “Executive”), and replaces in its entirety the Amended and Restated Employment Agreement between Employer and Executive dated October 20, 2011 (“Former Employment Agreement”).

RECITALS

A.                                    Executive and Employer entered into the Former Employment Agreement and the Company and Executive now wish to amend and restate the Former Employment Agreement as provided herein.

B.                                    The Company desires that the Executive provide services for the benefit of the Company and its affiliates and the Executive desires to accept such employment with the Company.

C.                                    The Company and the Executive acknowledge that the Executive will be a member of the senior management team of the Company and, as such, will participate in implementing the Company’s business plan.

D.                                    In the course of employment with the Company, the Executive will have access to certain confidential information that relates to or will relate to the business of the Company and its affiliates.

E.                                     The Company desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1.                                      Employment.  The Company shall employ the Executive as its Senior Vice President and General Counsel, and the Executive hereby accepts such employment on the following terms and conditions.  Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for a term of three (3) years, starting on the Effective Date and initially ending on the third anniversary of such date (the “Initial Term”); provided that sixty (60) days prior to the expiration of the Initial Term and sixty (60) days prior to the expiration of each renewal term thereafter, the Term shall be extended automatically for successive one (1) year periods; provided further that either party may elect not to renew this Agreement by giving written notice thereof to the other party at least sixty (60) days prior to the end of the then current Term.  The employment term described in this Paragraph 1, including the Initial Term and any renewals thereafter, is referred to in this Agreement as the “Term.”  The Executive understands and agrees that she is an at-will employee, and the Executive and the Company can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement.  Nothing contained in this Agreement or any other agreement shall alter the at-will relationship.  In the event that the Executive ceases to be employed by the Company for any reason, the Executive shall tender her resignation from all positions she holds with the Company, effective on the date her employment is terminated.

2.                                      Duties.  The Executive shall work for the Company in a full-time capacity.  The Executive shall, during the Term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the position of Senior Vice President and General Counsel.  The Executive shall report to, and follow the direction of, the President and Chief Executive Officer (the “CEO”).  In addition to, or in lieu of, the foregoing, the Executive also shall perform such other and unrelated services and duties as may be assigned to her from time to time by the CEO, consistent with her position as Senior Vice President and General Counsel.  The Executive shall diligently, competently, and faithfully perform all duties, and shall devote her entire business time, energy, attention, and skill to the performance of duties for the Company and its affiliates and will use her best efforts to promote the interests of the Company and its affiliates.  It shall not be considered a violation of the foregoing for the Executive to serve on industry, civic, religious or charitable boards or committees, so long as such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  The Executive’s principal place of employment shall be the Company’s offices located in Bonita Springs, Florida, subject to required travel.

3.                                      Executive Loyalty.  Except as permitted under Paragraph 2, the Executive shall devote all of her time, attention, knowledge, and skill solely and exclusively to the business and interests of the Company, and the Company shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive.  The Executive expressly agrees that during the term of her employment, she shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Company. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 8, nothing herein contained shall be deemed to prevent the Executive from investing her money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from otherwise managing her personal investments and financial affairs.

4.                                      Compensation.

A.                                    The Company shall pay the Executive an annualized base salary of $310,000.00 (the “Base Salary”), payable in substantially equal installments in accordance with the payroll policy from time to time in effect, but in no event less frequently than monthly.  The Executive’s Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive.

B.                                    The Executive shall be eligible to participate in the Parent’s Management Incentive Compensation Plan, or any successor incentive bonus plan of the Company (the “Incentive Plan”).  The bonus, if any, earned under the Incentive Plan shall be paid in accordance with the terms of the Incentive Plan.

C.                                    The Executive shall be eligible to participate in any stock-based or other long-term compensation plan established by the Company (the “LTIP”).

D.                                    During the term of her employment, the Company shall include the Executive in any life insurance, disability insurance, medical, dental or health insurance, vacation, savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its similarly situated employees.

5.                                      Expenses; Indemnification.

A.                                    The Company shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Company and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”).

B.                                    The Executive shall be indemnified for actions taken by her as an officer or director of the Company or any affiliates to the full extent provided under (1) the Parent’s Certificate of Incorporation, as it may be amended and restated from time to time, and (2) the Indemnification Agreement dated September 3, 2009 between Parent and Executive, as amended (“Indemnification Agreement”).

6.                                      Termination.  The Executive’s services shall terminate upon the first to occur of the following events:

A.                                    Upon the Executive’s date of death or the date the Executive is given written notice that she has been determined to be disabled by the Company.  For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially her required duties for a period of four (4) months in any twelve (12) month period.  A termination of the Executive’s employment by the Company for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of her duties before such tenth (10th) business day.

B.                                    On the date the Company provides the Executive with written notice that her employment with the Company is being terminated for “Cause.”  For purposes of this

Agreement, the Executive’s employment shall be deemed terminated for Cause if the Company terminates the Executive’s employment after the Executive:

i.                                          committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;

ii.                                       committed intentional acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business;

iii.                                    refused to, or willfully failed to, perform her material duties hereunder, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to the Executive; or

iv.                                   violated any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Executive describing such violation.

Any voluntary termination of employment by the Executive in anticipation of a termination for Cause under this subparagraph B shall be deemed a termination for Cause.

C.                                    On the date the Company terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 6, provided that the Company shall give the Executive fourteen (14) days written notice prior to such date of its intention to terminate such employment.

D.                                    On the date the Executive terminates her employment for Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events:

i.                                          a material reduction in the Executive’s Base Salary, excluding any such reduction that affects the Company’s employees generally, or the Company intentionally fails to pay such Base Salary when due;

ii.                                       an action by the Company resulting in a material adverse change in the Executive’s title, duties or responsibilities;

iii.                                    a requirement by the Company that the Executive change her principal place of employment to a location outside of a fifty (50)-mile radius of Bonita Springs, Florida, subject to required travel; or

iv.                                   upon a Change in Control (as defined below), a material reduction in the Executive’s opportunity to earn a bonus pursuant to the Incentive Plan in place immediately prior to a Change in Control, provided, however, that the occurrence of any event described in this subparagraph D may only constitute Good Reason if (x) the Executive gives the Company written notice of her intention to terminate her employment for Good Reason, stating the event constituting grounds for such termination within sixty (60) days of the occurrence of such event; (y) the relevant circumstances or conditions are not remedied by the Company within thirty (30) days after receipt by the Company of such written notice from the Executive; and (z) the Executive terminates her employment within one hundred twenty (120) days following the occurrence of such event.

E.                                     On the date the Executive terminates her employment for any reason, other than for Good Reason, provided that the Executive shall give the CEO thirty (30) days written notice prior to such date of her intention to terminate such employment.  The Company may, in its sole discretion, waive all or a portion of the thirty (30) day notice period described in the preceding sentence, in which case the termination under this subparagraph E shall become effective upon the date designated by the Company.

7.                                      Compensation Upon Termination.

A.                                    General.  If the Executive’s employment with the Company is terminated pursuant to Paragraph 6, the Executive shall be entitled to her Base Salary through her final date of active employment payable in in a lump sum within thirty (30) days following the date of such termination.  In such case, the Executive also shall be entitled to (1) any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable; and (2) reimbursement of any unreimbursed business expenses incurred by the Executive prior to her date of termination pursuant to Paragraph 5A of this Agreement.

B.                                    Termination without Cause; Termination for Good Reason.  In addition to the salary, benefits and expense reimbursement described in Paragraph 7A, if the Executive’s services are terminated pursuant to Paragraph 6C or 6D at any time prior to the end of the Term, the Executive also shall be entitled to (i) the continuation of her Base Salary (as determined in Paragraph 4A, at the rate in effect immediately prior to the date of such termination) (“Salary Continuation”) for a period of nine (9) months (the “Severance Period”) payable in accordance with the payroll policies from time to time in effect, but in no event less frequently than monthly, commencing on the payroll date next following the sixtieth (60th) day following the date of such termination (but with the first payment being a lump-sum payment covering all payment periods from the date of termination through the date of such first payment), but in no event later than ninety (90) days following the date of such termination, (ii) any earned but unpaid bonus under the Incentive Plan for any previously completed performance period under the Incentive Plan (the “Accrued Bonus”), to be paid at the same time that bonuses are otherwise paid to employees under the Incentive Plan; (iii) an amount equal to the target bonus under the Incentive Plan in the year of termination multiplied by three quarters (¾) (the “Severance Bonus”), payable in a lump sum within sixty (60) days following the date of such termination; (iv) a pro-rated bonus under the Incentive Plan, to the extent such plan is still in effect on the date the Executive’s employment terminates, to be paid at the same time that bonuses are otherwise paid to employees under the Incentive Plan (the “Pro-Rated Bonus”); and (v) if the Executive elects COBRA continuation coverage, the Company shall pay for such health insurance coverage through the Severance Period (or, if shorter, until the date the Executive becomes eligible for coverage under another group health plan) at the same rate as it pays for health insurance coverage for its active employees (with the Executive required to pay for any employee-paid portion of such coverage).  After the Severance Period concludes, the Executive shall be responsible for the payment of all premiums attributable to COBRA continuation coverage.  Nothing herein provided, however, shall be construed to extend the period of time over which such COBRA continuation coverage otherwise may be provided to the Executive and her dependents.  The Pro-Rated Bonus shall be calculated by the Company by multiplying the actual bonus, if any, earned by the Executive under the Incentive Plan (based on actual financial results for the Company through the full twelve (12) month (performance period in which the Executive’s employment with the Company terminates) by a fraction, the numerator of which shall equal the number of complete calendar days the Executive was employed by the Company during such performance period and the denominator of which shall equal the number of complete calendar days in the full performance period under the Incentive Plan.  Such amount shall be paid to the Executive at the same time that bonuses are otherwise paid to employees under the Incentive Plan.

C.                                    Death or Disability.  In addition to the salary, benefits and expense reimbursement described in Paragraph 7A, if the Executive’s services are terminated pursuant to Paragraph 6A at any time prior to the end of the Term, she shall be entitled to Salary Continuation for a period of three (3) months following the termination of her employment, payable in equal installments in accordance with the payroll policies from time to time in effect, but in no event less frequently than monthly, commencing on the payroll date next following the sixtieth (60th) day following the date of such termination (but with the first payment being a lump-sum payment covering all payment periods from the date of termination through the date of such first payment), but in no event later than ninety (90) days following the date of such termination, provided however, that in the event the Executive’s services terminate due to her death, the three (3) months of Salary Continuation shall be paid in a lump sum within thirty (30) days following the date of such termination.  The amounts, if any, payable pursuant to the preceding sentence shall be reduced by any benefits to be received by the Executive or her beneficiary under the terms of any disability, life insurance or other death benefit plan or program provided by the Company or its affiliates and to which the Executive is a party or in which she is a participant as of the date her employment terminates.  The Executive or her beneficiary shall also be entitled to the Accrued Bonus, to be paid at the same time such bonus, if any, is otherwise payable to employees under the terms of the Incentive Plan.

D.                                    Change in Control.  Notwithstanding anything herein to the contrary, if the Executive terminates her employment with the Company for Good Reason, or if the Company terminates the Executive’s employment for any reason other than Cause, death, or disability, within two (2) years following a Change in Control (as defined below) or within six (6) months prior to a Change in Control, then in lieu of the severance benefits described in Paragraph 7B, the Executive shall be entitled to receive the “Change in Control Severance” as described below.

i.                                          For purposes of this Agreement, the Change in Control Severance shall entitle the Executive to the following payments and benefits (in addition to the salary, benefits and expense reimbursement described in Paragraph 7A):

1)                                     An amount equal to thirteen and one half (13-½) months of the Executive’s Base Salary at the rate in effect immediately prior such termination, or if greater, the rate in effect immediately prior to the Change in Control (the “Change in Control Payment”).  The Change in Control Payment shall be payable in a lump sum within sixty (60) days following the date of such termination.  Notwithstanding the foregoing, in the event the Executive’s services are terminated prior to the Change in Control, then the Change in Control Payment shall be reduced by any Salary Continuation she received prior to the Change in Control pursuant to Paragraph 7B and the remaining amount of the Change in Control Payment shall be payable in a lump sum within sixty (60) days following the date of the Change in Control.

2)                                     An amount equal to the greater of: (1) the target bonus under the Incentive Plan in the year of termination, or (2) the target bonus under the Incentive Plan for the year immediately preceding the termination, multiplied by one point one two five (1.125) (the “Change in Control Severance Bonus”), payable in a lump sum within sixty (60) days following the date of such termination.  Notwithstanding the foregoing, in the event the Executive’s services are terminated prior to the Change in Control, then the Change in Control Severance Bonus shall be reduced by any Severance Bonus she received prior to the Change in Control pursuant to Paragraph 7B and the remaining amount of the Change in Control Severance Bonus shall be payable in a lump sum within sixty (60) days following the date of the Change in Control.

3)                                     A pro-rated bonus under the Incentive Plan, to be paid at the same time that bonuses are otherwise paid to employees under the Incentive Plan (the “Change in Control Pro-Rated Bonus”).  The Change in Control Pro-Rated Bonus shall be an amount equal to the actual bonus, if any, earned by the Executive under the Incentive Plan (based on actual financial results for the Company through the full twelve (12) month performance period in which the Executive’s employment with the Company terminates) multiplied by a fraction, the numerator of which shall equal the number of complete calendar days the Executive was employed by the Company during such performance period and the denominator of which shall equal the number of complete calendar days in the

full performance period under the Incentive Plan.   Notwithstanding the foregoing, to the extent that actual financial results cannot be determined as a result of the Change in Control, the Change in Control Pro-Rated Bonus shall be calculated based on the target bonus under the Incentive Plan in the year of termination. In the event the Executive’s services are terminated prior to the Change in Control, then the Change in Control Pro-Rated Bonus shall be reduced by any Pro-Rated Bonus she received prior to the Change in Control pursuant to Paragraph 7B.

4)                                     Any Accrued Bonus, to be paid at the same time that bonuses are otherwise paid to employees under the Incentive Plan.

5)                                     To the extent that the Executive and her dependents are receiving benefits pursuant to COBRA, the Company shall pay for the full cost of such coverage for a period not to exceed fourteen (14) months following the termination of her Employment (or, if shorter, until the date the Executive and her dependents are no longer eligible to continuation coverage pursuant to COBRA; provided, however, such reimbursements shall be limited to the coverage in effect at the time the Executive’s services are terminated.

ii.                                       For purposes of this Agreement, a Change in Control shall be mean:

1)                                     an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and further excluding Stonehill Capital Management, LLC (together with its affiliates) and Monarch Alternative Capital LP (together with its affiliates), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the outstanding shares of common stock of the Company at a time at which Stonehill and Monarch collectively own less than 40% of the outstanding shares of common stock of the Company;

2)                                     there is consummated a merger, consolidation, reorganization, or other business combination of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

3)                                     the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

4)                                     there is consummated a sale of all or substantially all assets of the Company and its Subsidiaries (taken as a whole), other than a sale or disposition of all or substantially all assets of the Company and its Subsidiaries to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, to the extent necessary for the Executive to avoid adverse tax consequences under Section 409A of the Code, a Change in Control shall not be deemed to occur unless it constitutes a “change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. Section 1.409A-3(i)(5), as revised from time to time, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Board.

E.                                     Code Section 409A.  The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided for in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this subparagraph E.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Section 409A.  With respect to any reimbursement of expenses to the Executive, as specified in this Agreement, such reimbursement of expenses shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; and (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred. Notwithstanding anything contained herein to the contrary, all payments and benefits under this Paragraph 7 (to the extent such payments and benefits constitute nonqualified deferred compensation within the meaning of Code Section 409A) shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraph 7 shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

F.                                      Release.  Any payments to be made under this Paragraph 7 (other than payments made under Paragraph 7A) shall be contingent upon the Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A (the “Release”).  The Executive must sign and tender the Release as described above not later than thirty (30) days (or any such longer period as may be required by law) following the Executive’s last day of employment, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such payments as would otherwise be due and payable.  If the thirty (30) day period begins in one taxable year and ends in another taxable year, the payments to commence under this Paragraph 7 must be made in the second taxable year.

G.                                    Code Section 280G.  If any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Agreement, or the Executive is entitled to receive from the Company, any of its subsidiaries, affiliates or related entities, will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code.  In the event that the payments and/or benefits are to be reduced pursuant to this subparagraph F, such payments and benefits shall be reduced such that the reduction of such payments and/or benefits to the Executive as a result of this subparagraph F is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All determinations required to be made under this subparagraph F shall be made by the Company’s independent public accounting firm which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a payment or benefit subject to this subparagraph F, or such earlier time as is requested by the Company.

8.                                      Protective Covenants.  The Executive acknowledges and agrees that solely by virtue of her employment by, and relationship with, the Company, she has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Company’s relationships with its customers and suppliers, and that, but for her association with the Company, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships.  The Executive further acknowledges and agrees

(i) that the Company has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; and (ii) that the Company’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Company.  In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Company entering into this Agreement, and as an inducement to the Company to do so, the Executive hereby represents, warrants, and covenants as follows:

A.                                    The Executive has executed and delivered this Agreement as her free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on her hereunder are fair and reasonable.

B.                                    The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if she so chooses.

C.                                    The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound.  In addition, the Executive has informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.

D.                                    In consideration for any amounts due to the Executive under Paragraph 7 of this Agreement, the Executive agrees that, during the time of her employment with the Company and, except as otherwise set forth in this Paragraph 8D, for a period of nine (9) months after a voluntary or involuntary termination of the Executive’s employment hereunder, for any reason whatsoever or for no reason, the Executive shall not: (1)  engage in any of the activities listed in subparagraphs D(i) and D(ii) below anywhere in the United States of America or in any other place or venue where the Company or any affiliate, subsidiary, or division thereof now conducts or operates, or during such period conducts or operates, its business prior to the date of the Executive’s termination of employment, or (2) engage in any of the activities listed in subparagraphs D(iii) and D(iv) below anywhere in the State of Florida or any other state that the Company does Business (as defined below) during the Term of this Agreement.  The Executive shall not:

i.                                          directly or indirectly, contact, solicit or accept if offered to the Executive, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Company’s customers, prospective customers, or suppliers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term hereof; or

ii.                                       solicit or accept if offered to him, with or without solicitation, on her own behalf or on behalf of any other person, the services of any person who the Executive knows or should have known is a then current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company’s then current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any then current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with herself or any company, individual or other entity; or

iii.                                    directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the development, design, construction, operation or sales of: (a) residential homes or communities, (b) real estate, or (c) golf courses (the “Business”);

iv.                                   act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s customers, prospective customers, or suppliers with respect to or in any way with regard to any aspect of the Business.

Notwithstanding the foregoing, this Paragraph 8D shall not apply to any activities listed in subparagraphs D(i) through D(iv), which the Executive engages in on behalf of the Company during the time of her employment with the Company.

Subparagraphs D(i), D(iii) and D(iv) shall only apply if the Executive’s termination of employment occurs prior to the end of the Term and, thereafter, such subparagraphs shall be null and void.  In the event of any breach of this subparagraph D, the Executive agrees that the nine (9) month restricted period shall be tolled during the time of such breach.

E.                                     The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Executive becomes employed by another employer, she shall be required to disclose the existence of this Paragraph 8 to such employer and the Executive hereby consents to and the Company is hereby given permission to disclose the existence of this Paragraph 8 to such employer.

F.                                      For purposes of this Paragraph 8, “customer” shall be defined as any person, firm, corporation, association, or entity that is or was doing business with the Company within the twelve (12) month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 8, “prospective customer” shall be defined as any person, firm, corporation, association, or entity contacted or solicited by the Company or the Executive (whether directly or indirectly) or who contacted the Company or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Company.  For purposes of this Paragraph 8, “supplier” shall be defined as any person, firm, corporation, association, or entity who is or was doing business with the Company or who was contacted or solicited by the Company or the Executive on Company’s behalf (whether directly or indirectly) or who contacted or solicited the Company or the Executive for Company work (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment.

G.                                    The Executive agrees that both during her employment and thereafter the Executive will not, for any reason whatsoever, use for herself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by the Executive during her relationship with the Company, both prior to and during the Term of this Agreement, except as specifically provided herein.  The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Company and further agrees not to use Confidential Information for her own private use or commercial purposes or in any way detrimental to the Company.  The Executive agrees that “Confidential Information” includes but is not limited to:  (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s tenure with the Company or to be accessed during her future employment with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business.  The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in the Executive’s possession prior to the date of her original employment with the Company (or its predecessors), except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company. Notwithstanding anything to the contrary above, from time to time in the execution of  Executive’s duties hereunder, Executive may disclose Confidential Information to unaffiliated third parties in connection with potential business transactions on behalf of Company (for example, an asset sale or acquisition), provided that any such third parties execute a confidentiality agreement with respect to such Confidential Information.

H.                                   Except as otherwise permitted in G above, in the event that the Executive intends to communicate information to any individual(s), entity or entities (other than the Company), to permit access by any individual(s), entity or entities (other than the Company), or to use information for the Executive’s own account or for the account of any individual(s), entity or entities (other than the Company) and such information would be Confidential Information hereunder but for the exceptions set out at (i) and (ii) of Paragraph G of this Agreement, the Executive shall notify the Company of such intent in writing, including a description of such information, no less than fifteen (15) days prior to such communication, access or use.

I.                                        During and after the term of employment hereunder, the Executive will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by her or others, except in connection with the performance of her duties, and in such cases, will promptly return such items to the Company.  Upon termination of her employment with the Company, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Company immediately.

J.                                        The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of her employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company), are the sole and exclusive property of the Company.  The Executive further agrees that (1) she will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.”  At the request of the Company, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.  Notwithstanding the foregoing, the Company hereby notifies the Executive that the provisions of this Paragraph 8 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company.

K.                                   The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or the Executive.  The Executive agrees to furnish to the Company on demand at any time during the Term of this Agreement, and upon termination of this Agreement, her complete list of the correct names and places of business and telephone numbers of all of its customers served by him, including all copies thereof wherever located.  The Executive recognizes and agrees that she has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

L.                                     The Company does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries.  Therefore, the Executive agrees that she will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information.  The Executive will not incorporate into her work any material which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such information.

M.                                 It is agreed that any breach or threatened breach of any of the Executive’s covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information.  The Executive acknowledges the truthfulness of all factual statements in this Agreement and agrees that she is estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof.  The Executive further agrees to pay all of the Company’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in enforcing such covenants, should a Court make a final determination that the Executive knowingly violated one or more of such covenants.

9.                                      Notices.  Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail.  A written notice shall be deemed to have been given to the recipient party on the earlier of

(a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed.  Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to her residence in the case of the Executive, or to its principal office in the case of the Company.

10.                               Waiver of Breach.  A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such other party.  No waiver shall be valid unless in writing and signed by the party charged (or its authorized officer).

11.                               Assignment.  The Executive acknowledges that the services to be rendered by her are unique and personal.  Accordingly, the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

12.                               Entire Agreement.  This Agreement together with the Indemnification Agreement (as described in Paragraph 5B above) and Release sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof.  No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.  The Company agrees that the Board shall meet prior to the end of each Term to determine whether this Agreement should be extended or amended at such time.

13.                               Severability.  If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

14.                               Headings.  The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

15.                               Execution of Agreement.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

16.                               Recitals.  The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

17.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of law provisions.  Furthermore, the Executive agrees and consents to submit to personal jurisdiction in the state of Florida in any state or federal court of competent subject matter jurisdiction situated in Lee County, Florida.  The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Lee County, Florida.  In addition, the Executive waives any right to challenge in another court any judgment entered by such Florida court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.  Further, the Executive waives any right she may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

WCI Communities Management, LLC:		EXECUTIVE:
a Delaware limited liability company

By:	/s/ David Fry	/s/ Vivien Hastings
Its:	President and CEO	Vivien Hastings

WCI Communities, LLC:		WCI Communities, Inc.:
a Delaware limited liability company		a Delaware corporation

By:	/s/ David Fry	By:	/s/ John McGoldrick
Its:	President and CEO	Its:	Vice President

EXHIBIT A

GENERAL RELEASE OF CLAIMS

1.                                      Vivien Hastings (“Executive”), for herself and her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received under the Second Amended and Restated Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge WCI Communities Management, LLC, a Delaware limited liability company (the “Employer”), its parent WCI Communities, Inc., a Delaware corporation (“Parent”), WCI Communities, LLC, a Delaware limited liability company (collectively with the Employer and Parent, the “Company”) its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged her to consult with an attorney of her choosing, and through this General Release of Claims encourages her to consult with her attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that she understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that she may have as of the date hereof.  Executive further understands that by signing this General Release of Claims she is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, the Indemnification Agreement between the Company and Executive dated as of September 3, 2009, as may be amended from time to time or any other similar arrangement or agreement (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company (clauses (i) through (v), the “Reserved Claims”).

2.                                      Executive represents that she has not filed against the Released Parties any complaints, charges, or lawsuits arising out of her employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that she will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished her right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived her rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Claims.  Executive does agree, however, that she is waiving her right to recover any money in connection with such an investigation or charge filed by her or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3.                                      Executive hereby acknowledges that the Company has informed her that she has up to twenty-one (21) days to sign this General Release of Claims and she may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that she shall have seven (7) days following the date on which she signs this General Release of Claims within which to revoke it by providing a written notice of her revocation to the Company.

4.                                      Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

5.                                      Executive acknowledges that she has read this General Release of Claims, that she has been advised that she should consult with an attorney before she executes this general release of claims, and that she understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.                                      This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

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